Exhibit 99.1

Filed by Monster Beverage Corporation Pursuant to Rule 425

Under the Securities Act of 1933

Subject Company: Monster Beverage Corporation

Commission File No.: 0-18761

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngMONSTER BEVERAGE CORPORATION AND THE COCA-COLA COMPANY ENTER INTO LONG-TERM STRATEGIC RELATIONSHIP August 14, 2014

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngCertain statements made in this presentation may constitute "forward-looking statements" within the meaning of the U.S. federal securities laws, regarding the expectations of management with respect to Monster’s future operating results and other future events including revenues and profitability. Monster cautions that these statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: whether and when The Coca-Cola Company transactions are completed, and results expected from them; unanticipated litigation concerning the Company's products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the SEC. Monster’s actual results could differ materially from those contained in the forward-looking statements. Monster assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngTransaction Overview .The Coca-Cola Company will purchase an approximately 16.7% equity stake in Monster .The Coca-Cola Company will contribute its energy portfolio to Monster, and Monster its non-energy portfolio to The Coca-Cola Company .Monster will become a pure play global energy drinks company .The Coca-Cola Company will expand the Monster distribution relationship in North America and become Monster’s preferred global distributor .Monster will be The Coca-Cola Company’s exclusive energy drinks partner .Transaction expected to close late 2014 or early 2015, subject to customary conditions including regulatory approval .At closing, Monster will receive a cash payment of $2.15bn (1) 1. Cash payment includes cash held in escrow.

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngTransaction Overview (Cont’d) Beginning Structure The Coca-Cola Company The Coca-Cola Company Public Shareholders The Coca-Cola Company Non-Energy The Coca-Cola Company Energy Monster Public Shareholders Monster Energy Monster Non-Energy Monster Pro Forma Structure The Coca-Cola Company The Coca-Cola Company Public Shareholders The Coca-Cola Company Non-Energy Monster Public Shareholders Monster Energy Monster Monster Non-Energy The Coca-Cola Company Energy ~16.7% ownership

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngTransaction Rationale .Secures fully aligned access to The Coca-Cola Company’s leading global distribution system and provides opportunity to accelerate Monster’s international performance .Enhances route-to-market strength in countries where Monster has an existing presence .Accesses new countries through The Coca-Cola Company’s strong platform .Adds complementary brands and focuses Monster as a pure play in energy .Purchase of The Coca-Cola Company energy brands provides scale and platform synergies in a range of international geographies where Monster currently has limited presence .More than doubles the size of Monster’s energy business in a number of international geographies, and establishes a strong presence in a number of additional countries .Powerful balance sheet can be used for substantial return of capital to shareholders after closing

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngInternational The Coca-Cola Company Energy Portfolio Overview * 2013 Net Sales Source: The Coca-Cola Company management. * Note: Brand portfolio (Key Countries, in parentheses) also includes Samurai (Cambodia, Philippines, Vietnam), BU (Papua New Guinea), Gladiator (Russia, Mexico, Ukraine, Turkey, C. America, Caribbean), BPM (Ireland), Blackfire (Argentina) and Nalu (Belgium). Mother Energy Drink.pngproduct-original-16energy drink.png-x28-uk-x29-relentless-origin-energy-drink-case-of-12-x-500ml-cans-5197-p.pngPower Play.pngburn_mother_brand.pngNorth America .Leading portfolio of energy brands that operates in over 20 countries .Achieved ~$330mm in Net Sales in 2013 .Operates as a concentrate model

Businesses Transferred

From The Coca-Cola Company to Monster	From Monster to The Coca-Cola Company



NOS
burn
Full Throttle
play
Relentless
30% FREE
bpm
Gladiator
nalu
samurai
ENERGY DRINK
Mother

Concentrate Business Model



Hansen's
Diet Hansen's
Blue Sky
Peace Tea

~$330mm 2013 Net Sales	~$150mm 2013 Net Sales

New Distribution Agreements

5

Source: Monster management, The Coca-Cola Company management.

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngInternational Monster Pro Forma Impact Standalone Monster Source: Monster management, The Coca-Cola Company management. Note: All figures based on 2013 Net Sales. North America Pro Forma Monster Non-Energy Energy Product Portfolio and Geography

C:\Documents and Settings\dedeoglg\Desktop\brand_claw.pngMonster Pro Forma Impact (Cont’d) $2.2 $2.4 $600 $700 $0.8 $2.6 Current Monster Pro Forma Monster ($ in billions) 2013 Net Sales 2013 Operating Income (1) 2Q 2014 Cash Balance (2) Source: Monster management, The Coca-Cola Company management. 1. Monster financials have been adjusted for one-off items such as distributor termination expenses and legal expenses related to regulatory matters and litigation concerning Monster brand energy drinks. 2. Cash balance reflects cash & cash equivalents as well as short-term investments as of second quarter 2014 balance sheet. Pro forma cash balance includes cash held in escrow, net of taxes and distributor termination fees. ($ in millions) ($ in billions) +